Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-268883, 333-266162, 333-261020, 333-256393, 333-259137 and 333-228448), on Form S-3 (Nos. 333-221281, 333-216666 and 333-231949) and on Form S-8 (Nos. 333-260284 and 333-207265) of Staffing 360 Solutions, Inc. and Subsidiaries (the “Company”), of our report dated May 19, 2023, relating to the consolidated financial statements, before the effects of the adjustments and the related required disclosures to retroactively apply the change in accounting described in Note 19. The 2022 consolidated financial statements before the effects of the adjustments described in Note 19, are not presented in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Uniondale, New York

May 19, 2023